Exhibit 99.1
NEWS RELEASE
STOCKHOLDERS OF HYDRIL COMPANY APPROVE
MERGER WITH TENARIS S.A.
HOUSTON, May 2, 2007 — Hydril Company (NASDAQ: HYDL) announced today that the stockholders of Hydril at a special meeting held on Wednesday May 2, 2007 approved the merger agreement with Tenaris S.A. (NYSE:TS) and the previously announced merger with a subsidiary of Tenaris S.A. Upon consummation of the merger, Hydril will become an indirect, wholly owned subsidiary of Tenaris. The parties expect that the merger will occur on May 7, 2007.
Under the terms of the merger agreement, Hydril stockholders will receive $97.00 in cash for each share of Hydril common stock and class B common stock they own. Following the merger, Hydril stockholders will promptly receive letters of transmittal from the paying agent to complete and return with their stock certificates to receive the per share merger consideration.
Hydril, headquartered in Houston, Texas, is engaged worldwide in designing, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.
Contact:
Hydril Company
Sue Nutt
Manager, Investor Relations & Corporate Communications
(281)985-3532